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                                                                   EXHIBIT 10.30


                             NETWORK APPLIANCE, INC.
             ORIGINAL EQUIPMENT MANUFACTURER (OEM) PRODUCT AGREEMENT

Network Appliance Inc. OEM Product Agreement dated November 6 ,1998 between Network Appliance, Inc.("NetApp") with its principal place of business at 2770 San Tomas Expressway, Santa Clara, California, USA 95051 and FUJITSULIMITED("Fujitsu" ), with its principal place of business at 1-1, Kamikodanaka 4-Chome, Nakahara-ku, Kawasaki 211-8588, Japan concerning the certain hardware and software products.

The parties hereby agree as follows:

1.      DEFINITIONS

1.1 PRODUCTS shall mean the Filer products as described and specified in ANNEX 1 PRODUCTS, including all future improvements, modifications, or corrections, options or spare parts. PRODUCTS consist of HARDWARE PRODUCTS and SOFTWARE PRODUCTS.

1.2 HARDWARE PRODUCTS shall mean the hardware products listed on ANNEX 1 products in the Section "HARDWARE PRODUCTS," including complete equipment, units, options, if any, consumables and new products.

1.3 SOFTWARE PRODUCTS shall mean the Filer software programs as described in ANNEX 1 PRODUCTS in the Section "SOFTWARE PRODUCTS ", including all future improvements, modifications, bug fixes or corrections to same during the term of this AGREEMENT, defined as NEW VERSIONS or NEW RELEASES.

1.3.1. NEW VERSIONS shall mean significant changes, enhancements and/or functional improvements of the SOFTWARE PRODUCT. Each function or feature which operated properly in the immediately preceding SOFTWARE PRODUCT release should operate properly and consistently in such subsequent NEW VERSION.

        NEW VERSIONS shall be delivered to Fujitsu by NetApp in accordance with the terms and conditions specified in ANNEX 5 TECHNICAL SUPPORT. NEW VERSIONS shall be designated by a change in the digit(s) preceding the decimal in the PRODUCT version number, such as 2.0 following 1.0.

1.3.2. NEW RELEASES shall mean amendments, bug fixes or other corrections including minor improvements that will be issued by NetApp. NEW RELEASES shall be delivered to Fujitsu by NetApp in accordance with ANNEX 5 TECHNICAL SUPPORT.

        Each function or feature which operated properly in the immediately preceding SOFTWARE PRODUCT release should operate properly and consistently in such subsequent NEW RELEASE. NEW RELEASE shall be designated by a

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        change in the digit(s) following the decimal in the PRODUCT version number, such as 2.1 following 2.0.

1.4     DOCUMENTATION shall mean SYSTEM DOCUMENTATION and USER DOCUMENTATION.

1.4.1. SYSTEM DOCUMENTATION shall mean (a) the current and updated version(s) of the technical documentation for the manufacturing engineering and maintenance of HARDWARE PRODUCTS as well as packaging and transportation instructions and (b) SOFTWARE PRODUCT to the extent customary in the software business for similar PRODUCTS. The current version of SYSTEM DOCUMENTATION is listed in ANNEX 1.

        SYSTEM DOCUMENTATION for the engineering and maintenance of PRODUCTS shall be provided in a reproducible manner in the English language and/or Japanese language as far as available.

1.4.2. USER DOCUMENTATION shall mean all User Manuals and/or Reference Guides for the PRODUCTS as listed in ANNEX 1, and any update version thereof.

        USER DOCUMENTATION shall be provided in a reproducible manner in the English language and/or Japanese language as far as available.

1.5 AGREEMENT shall mean this AGREEMENT and all attached ANNEXES, all documents referenced in this AGREEMENT and all amendments to this AGREEMENT to be concluded by the parties in the future.

1.6 EFFECTIVE DATE shall mean the date of signing of this AGREEMENT by the parties.

2.      APPOINTMENT and LICENSE GRANT

2.1 NetApp hereby appoints Fujitsu as a non-exclusive OEM of the HARDWARE PRODUCTS in Japan, and Fujitsu accepts said appointment under the terms and conditions set forth in this AGREEMENT. Fujitsu may distribute the HARDWARE PRODUCTS to its customer by itself or through its distributors. Fujitsu and NetApp intend to expand the relationship and the territory of distribution worldwide on a case by case basis subject to a subsequent agreement. Fujitsu shall then stage any such worldwide roll out in cooperation and coordination with NetApp field operations to avoid channel conflict.

2.2 The HARDWARE PRODUCTS to be sold to Fujitsu under this AGREEMENT may contain the SOFTWARE PRODUCTS. NetApp hereby grants to Fujitsu a perpetual, non-exclusive, worldwide and royalty-free license to use, reproduce and distribute such SOFTWARE PRODUCTS to its customer, by itself or through its distributors, in connection with the HARDWARE PRODUCTS. The license

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        granted under this Section 2.2 shall include the right for Fujitsu and its distributors to use the SOFTWARE PRODUCTS for support and demonstration to its/their customers.

2.3 NetApp hereby grants to Fujitsu a perpetual, non-exclusive, worldwide and royalty-free license to use, modify, reproduce, translate and distribute DOCUMENTATION to its customer, by itself or through its distributors, in connection with the PRODUCTS, provided NetApp shall own all rights to the translations and modifications.


2.4 Fujitsu shall not: (a) copy, in whole or in part, software components of the Products; (b) modify the software; (c) reverse engineer, reverse compile or reverse assemble all or any portion of the software; or (d) rent, lease, distribute, sell or create derivative works of the software.

2.5 The parties agree to negotiate in good faith any agreement for additional products on similar terms and conditions.



3.      ORDERING PROCEDURE

3.1     Purchase Order(s)

3.1.1. Fujitsu's written purchase orders shall be issued subject to the terms and conditions of this AGREEMENT and shall then form the basis of NetApp's delivery obligations.

        Each purchase order will include the following product information:

        -       Purchase order number and date

        -       Products quantity to be delivered

        -       Specification number and revision level

        -       Part number and revision level

        -       Item description

        -       Unit price

        -       Requested date of delivery

        - Shipping instructions, including specification of carrier and delivery place

        -       Reference to this AGREEMENT


3.1.2. NetApp shall accept in writing each purchase order within five (5) business days after receipt of the purchase order or reject such purchase order within the same time frame if it is not in conformance with the terms and conditions of this AGREEMENT. The purchase order accepted or deemed accepted shall be a legally binding contract between the parties for delivery of PRODUCT; however the terms and conditions of this AGREEMENT shall prevail over any terms and conditions contained in such purchase order.

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3.1.3.  If the purchase order is neither expressly accepted nor rejected within said five (5) day period, it shall be deemed accepted.

3.2     Cancellation or Rescheduling

        Notwithstanding Section 3.1.2 above, after acceptance of a purchase order, Fujitsu may cancel or reschedule such purchase order in writing with regard to the total or partial quantity of PRODUCTS ordered, subject to the rescheduling, cancellation and/or restocking charges stated in ANNEX 2 LEAD TIMES AND FORECAST. Should such cancellation or rescheduling take place prior to the latest cancellation or rescheduling date as stated in ANNEX 2 LEAD TIMES AND FORECAST, NetApp shall have no claim for damages concerning such cancellation or rescheduling, except as stated in ANNEX 2 LEAD TIMES AND FORECAST.

3.3     Forecast

        Fujitsu shall furnish NetApp on a monthly reoccurring basis, commencing with the EFFECTIVE DATE, a six(6) month non-binding rolling forecast reflecting its requirements for PRODUCT (S). Fujitsu's forecast will aid NetApp in its planning and satisfaction of Fujitsu needs.

3.4     Lead times, Emergency Orders

        Lead times for complete units of PRODUCTS, repaired PRODUCTS and Emergency Orders for minor quantities are stated in ANNEX 2 LEAD TIMES AND FORECAST which may be updated from time to time. Such Emergency Orders may be transmitted by fax.

4.      TRADENAMES, TRADEMARKS, IDENTIFICATION

4.1 Without the other party's written approval neither party shall use in advertising, publicity or the like any of the other Party's tradenames, trademarks, or symbols of PRODUCTS. Notwithstanding the foregoing, Fujitsu shall be licensed to use NetApp trademarks consistent with this
        Section 4. The NetApp name shall remain on back panels of the products. Fujitsu may relabel the front panel of PRODUCTS, including the Fujitsu handle on system cabinets, to reflect the Fujitsu brand. Subject to
        Section 4.1(a), Fujitsu may use its own name on the filer PRODUCTS.

                a. Fujitsu agrees to provide visibility of the use of NetApp technology in the Fujitsu filer products in such areas as product collateral (print and online), press releases and on NetApp software, except for Fujitsu's catalog. Fujitsu will consider including NetApp brand visibility in Fujitsu advertising. In addition, Fujitsu shall exercise commercially reasonable efforts to use the term "filer" in publicly referring to the OEM PRODUCTS.

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                b.      NetApp shall provide usage guidelines for Fujitsu's use
of NetApp Marks pursuant to this Section 4. In addition, NetApp shall provide product feature information, claims and other marketing materials for the OEM PRODUCTS, all of which will in all material respects be accurate and comply with all applicable legal requirements. Fujitsu may rely on and use such product feature information, claims, and other materials provided by NetApp in connection with Fujitsu's marketing and distribution of the OEM Products. For any modification of product feature materials or claims materials directly tied to NetApp technology which Fujitsu desires to make, Fujitsu will confer with NetApp for feedback. Fujitsu will ensure that its materials are accurate and fully consistent with the usage guidelines, product feature information, claims and other marketing materials for the OEM Products which have been previously provided by or approved by NetApp, as updated from time to time by written notice to Fujitsu. Subject to this Section 4.1 (a) Fujitsu may use its own name, trade names, trademarks, symbol, logo, brand and serial numbers with regard to the use, sale etc. of PRODUCTS, or Fujitsu products containing or consisting of PRODUCTS. NetApp shall permanently affix its serial number on PRODUCTS for identification purposes at a location mutually agreed upon by the parties.

4.3 Fujitsu repackaging and relabeling of products shall meet NetApp Quality Assurance standards. Fujitsu shall be liable to NetApp for any changes to products affecting quality standards that have not been approved in writing by NetApp and result from Fujitsu repackaging.

5.      DELIVERY

5.1 NetApp shall deliver the products in accordance with Fujitsu purchase order.

5.2 NetApp shall comply with Fujitsu directions concerning carrier(s) and means of transportation or routing. If Fujitsu fails to indicate a specific carrier, NetApp shall itself arrange for appropriate and agreed transportation.

5.3 Fujitsu may arrange for direct payment of freight charges by Fujitsu to carrier, otherwise NetApp shall separately list freight charges on invoices and have a copy of the freight bills attached to the invoices.

5.4 NetApp shall keep records of the shipment(s) and the related serial numbers and shall make them available to Fujitsu on request.

5.5 Each shipment shall be accompanied with the appropriate shipping papers. All shipping papers and related invoices must, inter alia, state the correct purchase order number and serial numbers of PRODUCTS shipped. Packaging and transportation instructions will be provided in duplicate and in a reproducible manner.

5.6 NetApp shall deliver the SOFTWARE PRODUCTS and its USER DOCUMENTATION no later than the time when they are generally available to any other distributor or customer of NetApp. NetApp shall use reasonable efforts

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        to deliver preliminary "as-is" documentation at least one month prior to such time for review by Fujitsu..

5.7 SYSTEM DOCUMENTATION shall be delivered to Fujitsu no later than the time when they are generally available to any other distributor or customer of NetApp.

5.8 NetApp shall render advance notification on any NEW VERSIONS, NEW RELEASES or other technical (especially concerning features, functionality or interfaces) or marketing information regarding PRODUCTS to Fujitsu not later than the time when they are generally available to any other distributor or customer.

6.      QUALITY ASSURANCE AND ACCEPTANCE

6.1     Quality Assurance Manual and Workmanship Standard

        No later than sixty(60) days after the Effective Date, NetApp will submit to Fujitsu its Manufacturing Quality Manual which complies with ISO 9002 standard.. Workmanship for PRODUCTS will meet IPC-A-610...Workmanship Standard. NetApp's quality system and major subcontractors used in the manufacture or assembly of products shall be certified to ISO 9002 or higher. Fujitsu may at its option with reasonable notice visit NetApp manufacturing and subcontractors facilities to verify conformance to the submitted DOCUMENTATION.

6.2     General Inspection System

        Upon the reasonable request of Fujitsu, NetApp shall permit inspection of NetApp's compliance with the Quality Assurance Manual.

6.3     First Article Test

        If Fujitsu chooses to perform a first article test, such test will be performed at NetApp's point of manufacture or Fujitsu facility prior to the delivery of the first quantity shipment of each type or modified version of PRODUCTS. Future deliveries shall be subject to the successful passing of such test. Should the test be performed at NetApp's facility, it shall be conducted without charge to Fujitsu.

6.4     Final Inspection Test

6.4.1.  NetApp shall perform a Final Inspection Test on each system (100 percent
        Test) prior to shipment. Such Inspection Test shall demonstrate compliance of the PRODUCTS with the applicable specifications.

6.4.2. Fujitsu is entitled to witness in-process Inspection and the Final Inspection Test of systems. If Fujitsu presence is required, Fujitsu shall inform NetApp at least 10 days prior to such test to facilitate scheduling of test activities.

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6.5     Company Inspection

Within thirty(30) days after receipt of PRODUCTS in the premises of Fujitsu, Fujitsu shall inspect PRODUCTS. PRODUCTS will be presumed accepted upon shipment, unless Fujitsu shall reject in writing any such PRODUCT within such period for defects or return such PRODUCTS within the same time frame if they are not in conformance with the applicable specifications described in ANNEX 1 PRODUCTS. Any such defective PRODUCTS shall be subject to standard Return Materials Authorization ("RMA") procedures.

6.6 Should any products fail to pass inspection, Fujitsu shall notify NetApp in writing without undue delay, preferably by fax in order to accelerate the correction.

        Fujitsu may request from NetApp a Return Material Authorization number, which NetApp will provide within 48 hours. Upon receipt of a RMA number, Fujitsu may, at NetApp's charge if a defect is found, return PRODUCTS to NetApp for defect verification and repair or replacement. NetApp will promptly verify any defect in the PRODUCTS and will deliver to freight forwarder and repair or replace PRODUCTS at no charge to Fujitsu within thirty(30) days of receipt of defective PRODUCTS. If Fujitsu advises NetApp that an emergency condition exists, NetApp will use its reasonable efforts to expedite repair or replacement to meet the needs of Fujitsu.

7.      DOWN-LEVEL PRODUCTS

7.1 Fujitsu shall have the right to order down-level HARDWARE PRODUCTS for delivery not more than sixty (60) days following the announced end of life of the products using normal delivery within normal lead times.

8.      WARRANTY

8.1 NetApp warrants that for a period of one year for HARDWARE PRODUCTS and ninety (90) days for SOFTWARE PRODUCTS following delivery by NetApp to Fujitsu, the PRODUCTS and associated DOCUMENTATION shall (a) meet in all material respects all specifications agreed upon by NetApp and Fujitsu, and (b) conform in all material respects to applicable regulatory agency requirements. In the event any defect is discovered within such period, Fujitsu will use its reasonable efforts to identify the defects prior to advising NetApp of the defects and requiring NetApp's technical involvement to correct such defects. NetApp agrees to correct such defects at NetApp's costs and expense within a time as defined in ANNEX 4, TECHNICAL SUPPORT following receipt of notice thereof.

        For the warranty period, NetApp will repair or replace the PRODUCT, or refund the purchase price, at its option. Replacement parts for the HARDWARE PRODUCTS are warranted for ninety (90) days or the remainder of the warranty period in effect on the original HARDWARE PRODUCTS, whichever is greater.

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8.2     NetApp shall not be responsible for fixing any defects of PRODUCTS resulting from Fujitsu or Fujitsu customer(s)' modification of PRODUCTS.

8.3 If any errors are discovered by Fujitsu after the end of the warranty period, NetApp agrees to eliminate such errors on terms and conditions as defined in ANNEX 3 PRICES, TERMS OF PAYMENT and ANNEX 4 TECHNICAL SUPPORT.

8.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE FOREGOING WARRANTIES OF NETAPP ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


9.      INFRINGEMENT INDEMNIFICATION

9.1 NetApp agrees to indemnify, hold harmless and defend Fujitsu, its distributors and its/their customers (hereinafter collectively "Indemnified Party") from and against any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which, if true, would constitute an infringement claim; provided NetApp is notified promptly in writing of an infringement claim and given sole control over its defense or settlement, and Fujitsu provides reasonable assistance in defense of the same.

9.2 Following notice of an Infringement Claim, NetApp may, at its expense, either procure for the Indemnified Party the right to (i) continue to distribute and use the alleged infringing PRODUCTS and DOCUMENTATION, or (ii) replace or modify the PRODUCTS and DOCUMENTATION to make it non-infringing. If NetApp elects to replace or modify the PRODUCTS, such replacement and modification shall meet in all material respects the specifications agreed upon by NetApp and Fujitsu.

9.3 NetApp shall have no liability for any Infringement Claim based on (i) Indemnified Party's modification of the PRODUCTS and DOCUMENTATION without NetApp's approval or (ii) Indemnified Party's combination of the PRODUCTS with products other than those supplied from NetApp; provided that alleged infringement would not have occurred without such modification or combination.

10.     CHANGE REQUEST/MODIFICATIONS

NetApp shall retain the right to modify or discontinue PRODUCTS, provided it gives Fujitsu 60 days prior written notice of such modifications for form, fit or function changes or of discontinuance of PRODUCT. All changes other than form, fit or function shall be in accordance with ANNEX 6 ENGINEERING CHANGE NOTICE provisions.

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11.     NON-DISCLOSURE

11.1 Each party agrees to maintain in confidence any and all confidential information delivered to it by the other party. Each party shall exercise at least the same degree of care as it uses in PRODUCTS its own confidential information by the same nature, but in any event, at least a reasonable degree of care. Such information required to be held in confidence shall, if in writing, be marked "Confidential". Oral information that is designated as confidential at the time of disclosure thereof shall be reduced to writing and marked "Confidential", and forwarded to the receiving party within ten(10) days after its oral communication. A receiving party may disclose confidential information of the disclosing party to its employees or third parties contracting with the receiving party as may be necessary in the design, manufacture, service and distribution of the PRODUCTS, but only if they are bound by confidentiality obligations at least as stringent as stated herein.

                The obligations hereunder shall not apply to information that
                (1) is or becomes public domain; (2) is received from a third party without confidentiality obligation to the disclosing party; (3) is known by the receiving party without use of the other party's confidential information; (4) is independently developed by the receiving party or (5) is required to be disclosed by operation of law; provided, however, that the receiving party shall notify the disclosing party as soon as reasonably possible in order for the disclosing party to attempt to obtain an appropriate protective order.

11.2

Any announcement of the execution of this AGREEMENT, press release or other like publicity or advertising material which contains information not previously announced relating to this AGREEMENT shall be made available to third parties only with the prior review and written approval of each party, which approval shall not unreasonably be withheld.

12.     PAYMENT

12.1    In consideration of the PRODUCT delivery, the licenses granted in
        Section 2 and all other rights stated in this AGREEMENT, Fujitsu agrees to pay the amounts detailed in ANNEX 3 - PRICES, TERMS OF PAYMENTS.

12.2 Any and all payments shall be in US Dollars, if not specifically stated otherwise.

12.3 If so required by applicable laws, Fujitsu shall withhold the amount of the income tax imposed by the government of Japan on the payment to be made by Fujitsu to NetApp hereunder, and shall, without undue delay, effect the payment of such tax so withheld to the appropriate tax authorities of the government. If Fujitsu makes payment of such tax so withheld, Fujitsu shall, as promptly as possible, send to NetApp an official tax receipt or other evidence issued by such appropriate tax authorities.

13.     TECHNICAL SUPPORT

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13.1    NetApp agrees to provide technical support to Fujitsu according to the provisions of ANNEX 4 TECHNICAL SUPPORT.

14      .ARBITRATION

        If any dispute arising out of or related to this AGREEMENT is not resolved between the parties, such dispute shall be finally settled by arbitration. If NetApp initiates such arbitration, the arbitration shall take place in Tokyo, Japan in accordance with the Japan Commercial Arbitration Association rules. If Fujitsu initiates such arbitration, the arbitration shall take place in Santa Clara County, California USA in accordance with American Arbitration Association rules. An award rendered in accordance with the arbitration shall be final and binding on the parties, and any judgment upon such an award may be entered in any court of competent jurisdiction. Any such arbitration shall be conducted in the English language.

15      .EXPORT CONTROL

        Notwithstanding any other provisions of this AGREEMENT to the contrary, each of the parties agrees that no products, items, commodities or technical data or information obtained from a party nor any direct product of such technical data or information is intended to or shall be exported or reexported, directly or indirectly, to any destination restricted or prohibited by applicable law without necessary authorization by the relevant governmental authority, including (without limitation) the Japanese Ministry of International Trade and Industry, the United States Bureau of Export Administration or other governmental authorities of the United States with jurisdiction with respect to export matters.


16      .NOTICES

        All notice required or permitted under this AGREEMENT will be in writing, will reference this AGREEMENT and will be deemed given: (a) when delivered personally; (b) when sent by facsimile; (c) ten (10) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid; or (d) the third business day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the address set forth in ANNEX 5 NOTICES (or to such address as may be designated by a party by giving written notice to the other party pursuant to this Section 16).


17      RECORDS

Fujitsu shall keep, for five (5) years following the sales transaction to Fujitsu's

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customer, accurate customer and PRODUCT information necessary for technical support or to adequately administer a recall of any OEM PRODUCTS. NetApp shall keep, for five (5) years following the supply of each OEM PRODUCT to Fujitsu, accurate PRODUCT information necessary for technical support of such OEM PRODUCT.

18      TERMS AND TERMINATION

18.1 The terms of this AGREEMENT shall commence on the EFFECTIVE DATE and continue thereafter for an initial period of three(3) years and thereafter for successive one(1) year periods unless either party gives not less than six(6) months notice prior to the end of any such period of its intention not to renew.

18.2 Either party may elect to terminate this AGREEMENT for a material breach of this AGREEMENT by the other party upon delivery of at least one(1) month's prior written notice to the other party; provided, however, if such material breach of contract is cured by the other party within said one(1) month before the effective date of termination, such election and notice shall be of no further force and effect and this AGREEMENT shall not be terminated thereby.

18.3 Notwithstanding anything to the contrary set forth in this AGREEMENT, the termination or expiration of this AGREEMENT shall not affect (i) any purchase orders which have been accepted by NetApp prior to termination of this AGREEMENT and (ii) the right of Fujitsu's customers to use the SOFTWARE PRODUCTS which have been properly delivered before the termination or expiration of this AGREEMENT. Sections 1, 8, 9, 11, 12, 15, 16, 17, 18.3 and 19 shall survive termination or expiration of this AGREEMENT.

18.4 For 5 years after shipment of PRODUCTS to Fujitsu, NetApp shall support the PRODUCTS (including spare parts) or its functional equivalent to Fujitsu pursuant to the terms and conditions of this AGREEMENT that Fujitsu needs:

        - to fulfill its contractual delivery obligations (e.g. by a binding tender) which have been entered into on the basis of quotation prior to the expiration of this AGREEMENT, and/or

        - to replace and/or expand systems to which products are already connected to or embedded therein.

This subsection survives the termination of this Agreement.

19      . MISCELLANEOUS


19.1 Subject to the current provisions of any applicable license between NetApp and the licensors of Java software, if Fujitsu desires to develop Java-based applets and applications for filer administration, NetApp agrees to grant a non-exclusive and worldwide license of such software under terms and conditions to be negotiated

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        provided such license is permissible under NetApp licenses with third parties.

19.2 Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party arising hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party. Any unauthorized assignment or delegation shall be null and void.

19.3 This AGREEMENT may not be modified except by a written agreement executed by the duly representatives of the party hereto.

19.4 If any provision of this AGREEMENT, or portion thereof, shall be held to be unenforceable, that provision of this AGREEMENT will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this AGREEMENT will continue in full force and effect.

19.5 This AGREEMENT shall be governed by and construed in accordance with the laws of California USA, without reference to its rules governing choice of law.

19.6 This AGREEMENT states the entire agreement between the parties with respect to the subject matter hereof.

19.7    The English language version of this Agreement shall be controlling.


FUJITSU LIMITED                           NETWORK APPLIANCE INC.


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Signature                                 Signature

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Date                                      Date
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ANNEX 1  PRODUCTS, SYSTEM DOCUMENTATION, USER DOCUMENTATION

ANNEX 2  LEAD TIMES, ROLLING FORECAST

ANNEX 3  PRICES, TERMS OF PAYMENT

ANNEX 4  TECHNICAL SUPPORT-Customer Service Standards

ANNEX 5  NOTICES

ANNEX 6  CHANGE NOTICE PROCEDURE